Exhibit 99(h)(1)

AMENDMENT

To the Transfer Agency and Service Agreement;
between
Ariel Investment Trust
(f/k/a Ariel Growth Fund d/b/a Ariel Investment Trust)
And
National Financial Data Services, Inc.

This Amendment is made as of this 1st day of July, 2004 between Ariel Investment Trust and National Financial Data Services, Inc. In accordance with Section 3 (Fees and Expenses) and Section 16.1 (Amendment) of the Transfer Agency and Service Agreement Between Ariel Investment Trust and National Financial Data Services, Inc. dated, September 1, 2000 (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.               Name Change.   The parties hereby amend the Agreement to reflect the name change of Ariel Growth Fund d/b/a Ariel Investment Trust to Ariel Investment Trust and in each instance in the Agreement where the words “Ariel Growth Fund d/b/a Ariel Investment Trust” appear shall now be deemed to be “Ariel Investment Trust”;

2.               Fee Schedule.   The Schedule 3.1 (Fees) dated February 1, 2002 through January 31 , 2004 to the Agreement is replaced and superseded with the Schedule 3.1 attached hereto and dated July 1, 2004 through June 30, 2006.

3.               Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first written above.

ARIEL INVESTMENT TRUST		NATIONAL FINANCIAL DATA SERVICES, INC

By:	/s/ Merrillyn Kosier	By:	/s/ Mark Scovell
D. Mark Scovell, Senior Vice President
Name:	Merrillyn Kosier

Title:	EVP

SCHEDULE 3.1

FEES

Effective July 1, 2004 through June 30 2006 (“Fee Term”)

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Fund Base Fees:
Investor Class	$18,000/year
Institutional Class (or subsequent class of an existing Portfolio)	$9,000/year
SSGA Money Market	$7,500/year

Fund Minimum Fees*:
Investor Class	$30,000/year
Institutional Class (or subsequent class of an existing Portfolio)	$15,000/year

*Note: Waived for SSGA Money Market, Ariel Premier Growth Fund (through June 30, 2005) and all new CUSIPS for the first year. Beginning July 1, 2005, Ariel Premier Growth Fund shall receive a discount of 50%.

Annual Account Maintenance Fees:
Daily Dividend Funds	$12.00/non-networked level 3 account
Non-Daily Dividend Funds	$9.00/non-networked level 3 account
Matrix Level 3 Account Fee	$6.50/account
Closed Account Fee	$2.40/account

Activity Account Fees:
New Account Set Up	$3.50/each
Financial Transactions	$2.00/each
Non-Financial Transactions	$1.50/each
Fulfillment Calls	$2.35/each
Fulfillment Requests	$1.35/each
Correspondence Letters	$2.50/each
Omnibus Transactions	$2.50/each
Telephone Calls (received/placed)	$2.25/each

Other Annual Account Fees:
12b-1 Processing Fee	$0.15/account
Anti-Money Laundering Fee	$0.25/non-networked level 3 account
Investor Product Fee (per lead account)	$1.80/lead account
Regulatory Compliance Fee	$100.00/CUSIP
Schwab Interface Fee	$600.00/CUSIP

Fiduciary Administration Fees:
Per SSN (across retirement plan types)	$15.00/year
Lifetime Fee (one-time fee)	$60.00/SSN

SCHEDULE 3.1

FEES

Effective July 1, 2004 through June 30, 2006
(continued)

Out-of-Pocket Expenses: Out-of-pocket expenses are billed as incurred and include, but are not limited to: mailing expenses (i.e., statements, stationery, checks, printing, postage, etc.), automated telephone servicing charges, telecommunication expenses, equipment and software expenses (client-site only), programming expenses, microfiche, freight, all bank charges, document storage and all other expenses incurred on the Fund’s behalf.

Cost-of-Living Adjustment: Following the Fee Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent as provided in the Fee Term, the total fee for all services shall equal the fee that would be charged for the same services based on this a fee rate (as reflected in this Schedule 3.1) increased by the percentage increase for the twelve-month period of such previous calendar year of the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Boston area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.

ARIEL INVESTMENT TRUST		NATIONAL FINANCIAL DATA SERVICES, INC

By:	/s/ Merrillyn Kosier	By:	/s/ Mark Scovell
D. Mark Scovell, Senior Vice President
Name:	Merrillyn Kosier

Title:	EVP